Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-83975 on Form S-8 for the 1999 Employee Stock Purchase Plan and 1998 Stock Plan of drugstore.com, inc.; Registration Statement Nos. 333-58174 and 333-85468 on Form S-8 for the 1998 Stock Plan of drugstore.com, inc.; Registration Statement No. 333-130097 on Form S-3 for the related prospectus of drugstore.com, inc.; and Registration Statement No. 333-153407 on Form S-8 for the 2008 Equity Incentive Plan of drugstore.com, inc. of our report dated May 5, 2010, with respect to the consolidated financial statements of Salu Inc., dba Skinstore.com. as of December 31, 2008, and for the year ended December 31, 2008, included in the Current Report on Form 8-K filed by drugstore.com dated May 5, 2010.

/s/ Reznick Group P.C.

Sacramento, CA

May 5, 2010